Exhibit 99.1


Insituform Technologies, Inc. Announces Settlement Confirming its
            Rights in Territory of Midsouth Partners


     CHESTERFIELD, Mo.--(BUSINESS WIRE)--July 21, 1999--Insituform Technologies, Inc. (NASDAQ National Market: INSUA) (the "Company) announced today that it has withdrawn from Midsouth Partners, a joint venture with Insituform East, Inc. ("East"), and that it now has the unrestricted right to use its Insituform(R) and NuPipe(R) processes in all of Tennessee and Mississippi and most of Kentucky.

     The Company settled its dispute with East concerning Midsouth Partners. The settlement yesterday followed a decision by a panel of the American Arbitration Association on July 19, 1999, confirming the validity of the Company's termination of the partnership.

     Under the terms of the agreement, East will purchase the Company's 57.5% interest in the partnership at book value and reimburse fully the loans the Company made to the partnership. The Insituform(R) and NuPipe(R) licenses held by Midsouth have been terminated, and the Company will now operate in the former Midsouth territory using these proprietary processes for pipe rehabilitation.

     As part of the settlement, the Company granted Midsouth the right, within its former licensed territory, to continue using the cured-in-place pipe rehabilitation process that it practiced when it was an Insituform(R) Process licensee. Since Midsouth is no longer a licensee of the Company, it will not receive technical or marketing support; it may neither use any of the Company's trademarks nor have access to new or improved technology.

     The settlement provides that all remaining actions before the Delaware Chancery Court and the American Arbitration Association will be dismissed.

     Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.


     CONTACT:  Insituform Technologies, Inc.
               Anthony W. Hooper, Chairman, President & CEO
               (636) 530-8000